UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): September 6, 2007

Shea Development Corp.

(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-130011	20-8514961
(Commission File Number)	(IRS Employer Identification No.)

1351 Dividend Drive, Suite G, Marietta, GA 30067

(Address of principal executive offices) (Zip Code)

(770) 919-2209

(Issuer’s Telephone Number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

On September 6, 2007, Shea Development Corp. (“Shea” or “Registrant”), entered into an Agreement and Plan of Merger (the “Agreement”) with CaminoSoft Corp. (“CaminoSoft”) and its wholly-owned subsidiary CC Merger Corp. (“Merger Sub”), pursuant to which the holders of Shea common stock will receive shares of CaminoSoft Common Stock, holders of Shea Series A Preferred Stock will receive  3,800,000 shares of CaminoSoft’s Series A Preferred Stock and holders of Shea Series B Preferred Stock will receive  4,600,000 shares of CaminoSoft Series B Preferred Stock.  The CaminoSoft Series A and Series B Preferred Stock (the “Camino Preferred Stock”) will have the same terms and conditions as the Shea Series A and Series B Preferred Stock except that the conversion ratio will be adjusted by the Exchange Ratio provided for in the Agreement.  Upon the closing of the Merger, the shareholders of Shea will retain 95.01% and the shareholders of CaminoSoft will retain 4.99% of the fully diluted capital stock of CaminoSoft after giving effect to shares of CaminoSoft Common Stock (i) to be issued to the holders of Shea Common Stock; (ii) issuable upon the conversion of the Camino Preferred Stock; (iii) issuable upon the exercise of the newly issued options and warrants; and (iv) which will be issued or issuable in connection with financings to be undertaken between the signing of the Agreement and Closing with gross proceeds of at least $6,000,000 at a per share price of no less than $0.50 per share.

At Closing, CaminoSoft will assume and adopt the Shea 2007 Stock Option and Performance Awards Plan ( the “Shea Option Plan”) and will assume all outstanding stock options issued under the Shea Option Plan and all outstanding Shea warrants will be assumed by CaminoSoft, all of which are subject to adjustment by the Exchange Ratio. Prior to Closing, CaminoSoft will terminate its stock option plan, terminate all of its outstanding stock options, and terminate all of its outstanding warrants.

Prior to the Merger CaminoSoft will cause the holders of its outstanding Convertible Notes and Convertible Debentures to convert such debt instruments into shares of CaminoSoft Common Stock to be followed by a reverse stock split of all of its outstanding shares of Common Stock. In addition, holders of CaminoSoft Common Stock shall be entitled to receive in respect of each share of CaminoSoft Common Stock, warrants to purchase 0.333 shares of CaminoSoft Common Stock following the consummation of the Merger at an exercise price of 110% per share of the share issuance price of the most recent private placement of Shea prior to the Closing Date.

Upon the terms and conditions set forth in the Agreement, Merger Sub will be merged into Shea and Shea will become a wholly owned subsidiary of CaminoSoft.  At the Effective Time the directors and officers of CaminoSoft will resign and the directors and officers of Shea at the Effective Time will become the directors and officers of CaminoSoft.  For accounting and reporting purposes in accordance with United States generally accepted accounting principles, Shea will be deemed to have acquired CaminoSoft and will account for the Merger using the purchase method of accounting for business combinations.  Shea will allocate the purchase price to the net tangible and intangible assets acquired based on their respective fair values at the date of the completion of the Merger. Any excess of the purchase price over those fair values will be recorded as goodwill.

The Closing under the Agreement is subject to customary closing conditions including regulatory approvals, the filing of a Joint Proxy-Registration Statement and the approval of the shareholders of both companies.  The parties anticipate that the Closing will occur during the fourth quarter of 2007.

Copies of the Agreement and the press release announcing the entering into of the Agreement are filed as Exhibit 10.1 and Exhibit 99.1, respectively, to this Current Report on Form 8-K and the information set forth therein is incorporated herein by reference and constitutes a part of this Report.  The foregoing outline of the terms of the Agreement is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1.

Item 9.01 - Financial Statements and Exhibits

(a)  Financial Statement of Businesses Acquired

Not Applicable

(b)  Pro-Forma Financial Information

Not Applicable

(c)  Shell Company Transactions

Not Applicable

(d)  Exhibits

Exhibit Number

10.1	Agreement and Plan of Merger

99.1	Press Release of the Registrant dated September 6, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2007	SHEA DEVELOPMENT CORP.

	By:	/s/ FRANCIS E. WILDE
Francis E. Wilde
Chairman and CEO

Exhibit Index

Exhibit Number	Exhibit Title or Description

10.1	Agreement and Plan of Merger

99.1	Press release of the Registrant dated September 6, 2007